UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2024

PACTIV EVERGREEN INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39528	88-0927268
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 W. Field Court
Lake Forest, Illinois		60045
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 847 482-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	PTVE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05. Costs Associated with Exit or Disposal Activities.

On March 7, 2023, Pactiv Evergreen Inc. (the “Company”) filed an Annual Report on Form 10-K that included, under Item 9B, disclosure required by Item 2.05 of Form 8-K in relation to the Company’s plan, announced on March 6, 2023, to take significant restructuring actions in relation to its Beverage Merchandising operations, which was referred to as the “Beverage Merchandising Restructuring.” In that disclosure, the Company noted that, as part of the Beverage Merchandising Restructuring, the Company continued to explore strategic alternatives for its Pine Bluff, Arkansas mill and its Waynesville, North Carolina extrusion facility (collectively, the “Relevant Facilities”), in relation to which a timetable had not been set. It was further noted that the estimates set forth therein were provisional and based upon significant management judgments and assumptions that could change materially as the Company executed its plans, and that the execution of such plans could result in additional restructuring charges or impairments not therein disclosed.

On July 12, 2024, the Board of Directors (the “Board”) of the Company authorized the Company and Evergreen Packaging LLC (“Evergreen”), a wholly-owned subsidiary of the Company, to enter into an Asset Purchase Agreement (the “Agreement”) with Suzano S.A. and one of its wholly owned subsidiaries (collectively, “Suzano”), providing for the sale (the “Transaction”) by Evergreen to Suzano of the assets associated with the Relevant Facilities. The parties executed the Agreement on July 12, 2024.

Under the terms of the Agreement, the purchase price is $110 million, payable in cash upon the closing of the Transaction, subject to certain customary adjustments for closing amounts such as working capital. The Transaction is anticipated to close in the fourth quarter of 2024 and is subject to the satisfaction of customary closing conditions, including foreign antitrust approval.

As a result of the Board’s approval of the Agreement, on July 12, 2024, the Company concluded that it is required to adjust its net assets related to the Relevant Facilities to their estimated fair value, less expected costs incurred in connection with the sale. Based on the estimated cash proceeds the Company expects to receive in connection with the Transaction, the Company currently expects that it will record a non-cash impairment charge of approximately $320 million to $340 million in the third quarter of 2024 (the “Impairment Charge”). As noted above, the sale price is subject to certain adjustments, and therefore the Impairment Charge is subject to change. The Company does not currently expect that the Impairment Charge will result in future cash expenditures, nor does it expect to incur any additional material charges in relation to the Transaction.

The Transaction is associated with the Company’s ongoing efforts to complete the Beverage Merchandising Restructuring, and as a result of the Impairment Charge, the Company has revised its estimate of the total range of charges expected to be incurred in relation to the Beverage Merchandising Restructuring to approximately $810 million to $830 million, of which approximately $650 million to $670 million would be non-cash charges.

Forward-Looking Statements

This Item 2.05 of this Current Report on Form 8-K contains forward-looking statements, including statements related to the time period during which the Transaction will close and the magnitude and type of charges that may be recognized as a result of the Board’s approval of the Agreement and in connection with the Beverage Merchandising Restructuring. These forward-looking statements are based on management’s beliefs and assumptions and on information available to management as of the date they are made. However, investors should not place undue reliance on these forward-looking statements because they speak only as of the date they are made. The Company does not undertake any obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from the Company’s historical experience and its present expectations or projections. These risks and uncertainties include, but are not necessarily limited to, those described in the annual and quarterly reports the Company files with the Securities and Exchange Commission.

Item 2.06. Material Impairments.

The information set forth under Item 2.05 above is hereby incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

Also on July 12, 2024, the Company issued a press release announcing the execution of the Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information included in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release issued by Pactiv Evergreen Inc., dated July 12, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2024

PACTIV EVERGREEN INC.

By:	/s/ Chandra J. Mitchell
Chandra J. Mitchell
Chief Legal Officer and Secretary